EXHIBIT 99.1

For Immediate Release

REGEN BIOLOGICS COMPLETES PRIVATE PLACEMENT OF COMMON STOCK FOR GROSS
PROCEEDS OF APPROXIMATELY $10.3 MILLION

FRANKLIN LAKES, NJ, April 21, 2004 —ReGen Biologics, Inc. (OTC:RGBI) a leading orthopedic products company that develops and manufactures products for human tissue repair, announced today that it has completed a $10,263,402 private equity placement, with the sale of common stock to certain institutional, venture and other accredited investors. Vail Securities acted as placement agent for the Company, representing approximately 70% of the purchasers in this financing.

“We have enjoyed continued funding support from a broad range of existing stockholders and we welcome the new investors that have participated in this financing,” said Gerald E. Bisbee, Jr., Ph.D., Chairman and CEO of ReGen. “With this financing, ReGen believes it has obtained adequate capital to operate through the expected date of the FDA decision regarding U.S. marketing of our CMI product in late 2005 or early 2006.” Dr. Bisbee continued, “We expect that further financing will be related to commercialization of the CMI and possible extension of the company’s tissue regrowth technology to other orthopedic applications.”

Under the terms of the financing, ReGen sold a total of 12,074,595 shares of restricted common stock at a price per share of $0.85, for gross proceeds of $10,263,402. The common stock sold in the private placement may be registered by the Company on one or more registration statements to be filed with the SEC, and will be subject to lock-up provisions for a period of 150 days after the completion of the private placement. There were no warrants associated with this financing.

About ReGen Biologics, Inc.

ReGen Biologics is a leading orthopedic products company that develops and manufactures tissue repair products for unmet markets, both in the U.S. and globally. ReGen’s first product using its patented core technology is the Collagen Meniscus Implant (CMI), which uses the body’s own healing process to grow new meniscus tissue and restore mobility for patients with meniscus loss. ReGen completed enrollment and surgeries in the CMI U.S. Pivotal Multicenter Clinical Trial in November 2002, with submission to the FDA of the final module of the PMA expected by the end of 2004. The CMI is currently distributed in Europe, Australia, Chile and certain other countries through the Centerpulse unit of Zimmer Holdings, Inc. (NYSE:ZMH). ReGen is headquartered in Franklin Lakes, NJ and manufactures the CMI in its ISO Certified facility located in Redwood City, CA.

For more information on ReGen, visit www.regenbio.com, call (201) 651-5140, or email info@regenbio.com.

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the managements of ReGen and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen’s annual report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2004. ReGen’s filings with the SEC are available to the public at the Company’s website at http://www.regenbio.com, from commercial document-retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.

Contact:
Brion Umidi	Al Palombo
ReGen Biologics, Inc.	Cameron Associates
Chief Financial Officer	Investor Relations
201-651-3515	(212) 245-8800 Ext. 209
bumidi@regenbio.com	al@cameronassoc.com